November 2017

Prospectus Supplement filed pursuant to Rule 424(b)(2) dated November 30, 2017 / Registration Statement No. 333-219206

STRUCTURED INVESTMENTS
GS Finance Corp.

$4,025,000 Callable Quarterly CMS Spread-Linked Securities due December 5, 2032

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities will mature on the stated maturity date (December 5, 2032). We may redeem your securities at 100% of their principal amount plus any accrued and unpaid interest on any quarterly interest payment date on or after December 5, 2018. On the stated maturity date, we will pay you an amount in cash equal to the principal amount of your securities plus accrued and unpaid interest, if any. The securities will pay interest quarterly, beginning March 5, 2018. For each of the first four interest periods, interest will be paid at a rate of 7.00% per annum. For each interest period thereafter, the amount of interest you will be paid each quarter will be based on the product of 7.50 times the CMS spread (the difference between the 30-year CMS rate minus the 2-year CMS rate on the relevant interest determination date, which will be the second U.S. Government securities business day preceding the respective interest period), subject to the maximum interest rate of 7.50% per annum. The 30-year CMS rate and the 2-year CMS rate are based on hypothetical interest rate swaps referencing 3-month USD LIBOR. LIBOR is being modified, see page S-11. For each quarterly interest period after the fourth interest period, the interest rate per annum for such interest period will equal:

•                  if the CMS spread times 7.50 is greater than or equal to 7.50%, the maximum interest rate of 7.50%;

•                  if the CMS spread times 7.50 is less than 7.50% but greater than 0.00%, the CMS spread times 7.50; or

•                  if the CMS spread is equal to or less than 0.00%, 0.00%.

After the first four interest periods, if on any interest determination date the 30-year CMS rate does not exceed the 2-year CMS rate, you will receive no interest on your securities for such interest period, even if the CMS spread on subsequent days is greater than 0.00%. Furthermore, after the first four interest periods, the interest rate per annum will be subject to a maximum interest rate of 7.50%.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-9.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is equal to approximately $928 per $1,000 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your securities, if it makes a market in the securities, see the following page. Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-9. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date: December 5, 2017	Original issue price: 100.00% of the principal amount
Underwriting discount: 3.05% ($122,762.5 in total)*	Net proceeds to issuer: 96.95% ($3,902,237.5 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $25.00 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each security as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $5.50 for each security. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC

Prospectus Supplement No. 2,371 dated November 30, 2017

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this prospectus, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the offered securities. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $928 per $1,000 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $72 per $1,000 principal amount).

Prior to December 5, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through December 4, 2018). On and after December 5, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Prospectus

The securities are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

• Prospectus supplement dated July 10, 2017

•Prospectus dated July 10, 2017

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

November 2017

November 2017

Registration Statement No. 333-219206

STRUCTURED INVESTMENTS
GS Finance Corp.

$4,025,000 Callable Quarterly CMS Spread-Linked Securities due December 5, 2032

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities will mature on the stated maturity date (December 5, 2032). We may redeem your securities at 100% of their principal amount plus any accrued and unpaid interest on any quarterly interest payment date on or after December 5, 2018. On the stated maturity date, we will pay you an amount in cash equal to the principal amount of your securities plus accrued and unpaid interest, if any. The securities will pay interest quarterly, beginning March 5, 2018. For each of the first four interest periods, interest will be paid at a rate of 7.00% per annum. For each interest period thereafter, the amount of interest you will be paid each quarter will be based on the product of 7.50 times the CMS spread (the difference between the 30-year CMS rate minus the 2-year CMS rate on the relevant interest determination date, which will be the second U.S. Government securities business day preceding the respective interest period), subject to the maximum interest rate of 7.50% per annum. The 30-year CMS rate and the 2-year CMS rate are based on hypothetical interest rate swaps referencing 3-month USD LIBOR. LIBOR is being modified, see page S-11. For each quarterly interest period after the fourth interest period, the interest rate per annum for such interest period will equal:

•                  if the CMS spread times 7.50 is greater than or equal to 7.50%, the maximum interest rate of 7.50%;

•                  if the CMS spread times 7.50 is less than 7.50% but greater than 0.00%, the CMS spread times 7.50; or

•                  if the CMS spread is equal to or less than 0.00%, 0.00%.

After the first four interest periods, if on any interest determination date the 30-year CMS rate does not exceed the 2-year CMS rate, you will receive no interest on your securities for such interest period, even if the CMS spread on subsequent days is greater than 0.00%. Furthermore, after the first four interest periods, the interest rate per annum will be subject to a maximum interest rate of 7.50%.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-9.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$4,025,000
Pricing date:	November 30, 2017
Original issue date:	December 5, 2017 (3 business days after the pricing date)
Stated maturity date:	December 5, 2032
Stated principal amount/Original issue price:	$1,000 per security / 100% of the principal amount
Estimated value:	approximately $928 per $1,000 principal amount
CMS spread:	on any interest determination date, the 30-year CMS rate minus the 2-year CMS rate
30-year CMS rate:	for any interest determination date, the 30-year U.S. dollar interest rate swap rate (as described on page S-17) on such day, subject to adjustment as described elsewhere in this prospectus supplement
2-year CMS rate:	for any interest determination date, the 2-year U.S. dollar interest rate swap rate (as described on page S-17) on such day, subject to adjustment as described elsewhere in this prospectus supplement
CMS rates:

the 30-year CMS rate and the 2-year CMS rate. The 30-year CMS rate and 2-year CMS rate are based on hypothetical interest rate swaps referencing 3-month USD LIBOR. LIBOR is being modified, see page S-11.

Discontinuance of a CMS rate:

if the calculation agent determines on an interest determination date that a CMS rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the definition of business day convention, the applicable business days, the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with industry accepted practices for such substitute or successor rate

November 2017

Payment of principal on stated maturity date:

If your securities are not redeemed, on the stated maturity date, for each $1,000 principal amount of your securities, we will pay you an amount in cash equal to the $1,000 principal amount plus accrued and unpaid interest, if any.

Interest payment dates:	the 5th day of each March, June, September and December, beginning on March 5, 2018, and ending on the stated maturity date, subject to adjustments as described elsewhere in this prospectus supplement
Early redemption right:

we have the right to redeem your securities, in whole but not in part, on each redemption date at a price equal to 100% of the principal amount plus accrued and unpaid interest to but excluding such redemption date, subject to at least five business days’ prior notice

Redemption date:	the interest payment date that will fall on December 5, 2018 and each interest payment date occurring thereafter
Interest rate:

for the first four interest periods, the interest rate is 7.00% per annum.  For each interest period thereafter, subject to our early redemption right, the interest rate will be based upon the CMS spread on the relevant interest determination date for such interest period and will be a rate per annum equal to: if the CMS spread times 7.50 is greater than or equal to 7.50%, the maximum interest rate; if the CMS spread times 7.50 is less than 7.50% but greater than 0.00%, the CMS spread times 7.50; or if the CMS spread is equal to or less than 0.00%, 0.00%

Maximum interest rate:	7.50% per annum
Day count convention:	30/360 (ISDA), subject to adjustment as described elsewhere in this prospectus supplement
Business day convention:	following unadjusted
Regular record dates:	the scheduled business day immediately preceding each interest payment date
Defeasance:	not applicable
Listing:	the offered securities will not be listed or displayed on any securities exchange or interdealer market quotation system
Business day:	as described on page S-19
U.S. Government securities business day:

any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities

Interest determination dates:	for each interest period after the first four interest periods, the second U.S. Government securities business day preceding such interest period
Interest period:

the period from and including each interest payment date (or the original issue date, in the case of the initial interest period) to but excluding the next succeeding interest payment date (or the stated maturity date, in the case of the final interest period)

Underwriter:	Goldman Sachs & Co. LLC (“GS&Co.”)
CUSIP / ISIN:	40055A4T1 / US40055A4T18
FDIC:	the securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

November 2017

We refer to the securities we are offering by this prospectus supplement as the “offered securities” or the “securities”. Each of the securities has the terms described under “Final Terms” and “Specific Terms of Your Securities” in this prospectus supplement. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

November 2017

GS Finance Corp. Callable Quarterly CMS Spread-Linked Securities due December 5, 2032

Hypothetical Examples

The following table and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate how the hypothetical interest rates and the hypothetical interest payments would be calculated for each $1,000 principal amount of securities after the first four interest payments.

The table and examples below are based on a range of CMS spreads that are entirely hypothetical; no one can predict what the CMS spread will be on any interest determination date, and no one can predict, after the first four interest periods, whether interest will be paid on your securities during any interest period.  The CMS spread has been highly volatile in the past — meaning that the levels of the 30-year CMS rate and the 2-year CMS rate have changed substantially in relatively short periods — and the CMS spread cannot be predicted for any future period.

The information in the following table and examples reflects the method we will use to calculate the interest rate for a given interest period after the first four interest periods and the hypothetical interest payment on the offered securities for such interest period assuming that we have not exercised our early redemption right prior to the interest period in which such interest rate would be applicable.  If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as the volatility of the 30-year CMS rate and the 2-year CMS rate, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your securities.  For more information on the estimated value of your securities, see “Additional Risk Factors Specific to Your Securities — The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities” on page S-9 of this prospectus supplement.

For these reasons, the actual 30-year CMS rate and the 2-year CMS rate on any interest determination date for any interest period after the first four interest periods, as well as the interest payable at each interest payment date after the first four interest payment dates, may bear little relation to the hypothetical examples shown below.  For information about the CMS spreads during recent periods, see “Historical CMS Spreads” on page S-21. Before investing in the securities, you should consult publicly available information to determine the 30-year CMS rates and the 2-year CMS rates between the date of this prospectus supplement and the date of your purchase of the securities.

The actual interest payment for any interest period after the first four interest periods will depend on the actual CMS spread on each interest determination date. The applicable interest rate for each interest period will be determined quarterly on a per annum basis but will apply only to that interest period. In addition, whether or not you would receive interest at the hypothetical interest rate below would depend on whether or not we determine to exercise our early redemption right prior to the interest period in which such interest rates would be applicable. These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the future performance of the CMS spread. The numbers appearing in the following table and examples have been rounded for ease of analysis.

November 2017

GS Finance Corp. Callable Quarterly CMS Spread-Linked Securities due December 5, 2032

Hypothetical 30-Year CMS Rate	Hypothetical 2-Year CMS Rate	30-Year CMS Rate Less 2- Year CMS Rate (the CMS Spread)	Hypothetical Interest Rate (Per Annum)	Hypothetical Quarterly Interest Payment*

0.00%	8.00%	-8.00%	0.00%	$0.00

3.00%	5.00%	-2.00%	0.00%	$0.00

5.00%	5.00%	0.00%	0.00%	$0.00

6.00%	5.50%	0.50%	3.75%	$9.375

7.00%	6.00%	1.00%	7.50%	$18.75

7.00%	5.75%	1.25%	7.50%	$18.75

7.00%	4.25%	2.75%	7.50%	$18.75

9.00%	3.00%	6.00%	7.50%	$18.75

13.00%	2.00%	11.00%	7.50%	$18.75

*Assumes an interest period of 90 days

The following examples illustrate how the interest rates set forth in the table above are calculated.

Example 1: Based on a hypothetical 30-year CMS rate of 3.00% and a hypothetical 2-year CMS rate of 5.00%, the interest payable for the relevant interest payment date is calculated as follows:

Step 1: Calculate the CMS spread

The CMS spread is calculated as the hypothetical 30-year CMS rate of 3.00% minus the hypothetical 2-year CMS rate of 5.00%:

CMS spread = -2.00%

Step 2: Calculate the interest rate (per annum)

Because the CMS spread equals -2.00%, the interest rate for the relevant interest payment date shall be zero.

Step 3: Calculate the quarterly interest payment for the relevant interest period

The amount of interest payment for the relevant interest period equals the product of the principal amount times the interest rate times the applicable day count convention on a 30/360 (ISDA) basis. No adjustments will be made in the event an interest payment date is not a business day. The interest payment for this interest period is zero because the CMS spread is less than 0.00%.

Example 2: Based on a hypothetical 30-year CMS rate of 6.00% and a hypothetical 2-year CMS rate of 5.50%, the interest payable for the relevant interest payment date is calculated as follows:

Step 1: Calculate the CMS spread

The CMS spread is calculated as the hypothetical 30-year CMS rate of 6.00% minus the hypothetical 2-year CMS rate of 5.50%:

6.00% - 5.50% = 0.50%

November 2017

GS Finance Corp. Callable Quarterly CMS Spread-Linked Securities due December 5, 2032

Step 2: Calculate the interest rate (per annum)

The per annum interest rate for the relevant interest period equals 0.50% times 7.50, subject to the maximum interest rate of 7.50% per annum, and shall be no less than zero. Given that 0.50% times 7.50 equals 3.75%, which is more than zero and less than 7.50%, the interest rate for the relevant interest payment date shall be 3.75%.

Step 3: Calculate the quarterly interest payment for the relevant interest period

The amount of interest payment for the relevant interest period equals the product of the principal amount times the interest rate times the applicable day count convention on a 30/360 (ISDA) basis. No adjustments will be made in the event an interest payment date is not a business day. The interest payment for this interest period with a hypothetical interest rate of 3.75% is $9.375 for every $1,000 principal amount of securities, calculated as follows:

$1,000 x 3.75% x 90/360 = $9.375

Example 3: Based on a hypothetical 30-year CMS rate of 9.00% and a hypothetical 2-year CMS rate of 3.00%, the interest payable for the relevant interest payment date is calculated as follows:

Step 1: Calculate the CMS spread

The CMS spread is calculated as the hypothetical 30-year CMS rate of 9.00% minus the hypothetical 2-year CMS rate of 3.00%:

9.00% – 3.00% = 6.00%

Step 2: Calculate the interest rate (per annum)

The per annum interest rate for the relevant interest period equals 6.00% times 7.50, subject to the maximum interest rate of 7.50% per annum, and shall be no less than zero. Given that 6.00% times 7.50 equals 45.00%, which is greater than 7.50%, the interest rate for the relevant interest payment date shall be 7.50% (that is, shall be set equal to the maximum interest rate).

Step 3: Calculate the quarterly interest payment for the relevant interest period

The amount of interest payment for the relevant interest period equals the product of the principal amount times the interest rate times the applicable day count convention on a 30/360 (ISDA) basis. No adjustments will be made in the event an interest payment date is not a business day. The interest payment for this interest period with a hypothetical interest rate of 7.50% is $18.75 for every $1,000 principal amount of securities, calculated as follows:

$1,000 x 7.50% x 90/360 = $18.75

The payment amounts shown above are entirely hypothetical; they are based on hypothetical interest rates that may not be achieved on any interest determination date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. Please read “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page S-12.

We cannot predict the actual CMS spread on any interest determination date or the market value of your securities, nor can we predict the relationship between the CMS spread and the market value of your securities at any time prior to the stated maturity date and after the first four interest periods. The actual interest payment that a holder of the offered securities will receive at each interest payment date after the first four interest payment dates and the rate of return on the offered securities will depend on the actual CMS spread for each interest period after the first four interest periods, determined by the calculation agent over the life of your securities. Moreover, the assumptions on which the hypothetical example is based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your securities, if any, on each interest payment date after the first four interest periods may be very different from the information reflected in the table and examples above. The 30-year CMS rate and the 2-year CMS rate are based on hypothetical interest rate swaps referencing 3-month USD LIBOR. LIBOR is being modified, see page S-11.

November 2017

GS Finance Corp. Callable Quarterly CMS Spread-Linked Securities due December 5, 2032

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your securities are a riskier investment than ordinary debt securities. You should carefully consider whether the offered securities are suited to your particular circumstances.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  If GS&Co. buys or sells your securities (if GS&Co. makes a market, which it is not obligated to do), it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities.

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

November 2017

GS Finance Corp. Callable Quarterly CMS Spread-Linked Securities due December 5, 2032

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities.  See “— Your Securities May Not Have an Active Trading Market” below.

The Securities Are Subject to the Credit Risk of the Issuer

Although the interest payments on the securities after the first four interest periods, if any, will be based in part on the relationship between the 30-year CMS rate and the 2-year CMS rate, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Securities We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

If the CMS Spread Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move differently than the CMS spread. The CMS spread will vary during the term of the securities based on the relationship between the 30-year CMS rate and the 2-year CMS rate as well as the market’s expectation of this relationship in the future. Changes in the CMS spread may not result in a comparable change in the market value of your securities. Even if the CMS spread is greater than 0.00% during some portion of the life of the offered securities after the first four interest periods, the market value of your securities may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Because of the long-dated maturity of your securities, the expected future performance of the CMS spread will have a greater impact on the market value of your securities than if your securities had an earlier maturity date. In particular, the expected future performance of the CMS spread may cause the market value of your securities to decrease even though the CMS spread may be greater than 0.00% during some portion of the life of the offered securities. Moreover, expectations about the performance of the CMS spread in the future are subject to a great degree of uncertainty and may be based on assumptions about the future that may prove to be incorrect. Even if the expected future performance of the CMS spread is favorable to your securities, this uncertainty may result in market participants substantially discounting this future performance when determining the market value of your securities.

If the CMS Spread Is Less Than or Equal to 0.00% on the Relevant Interest Determination Date for Any Interest Period After the First Four Interest Periods, No Interest Will Be Paid for that Interest Period

Because of the formula used to calculate the interest rate applicable to your securities, in the event that on the relevant interest determination date for any interest period after the first four interest periods the 30-year CMS rate does not exceed the 2-year CMS rate, no interest will be paid for such interest period, even if the CMS spread on subsequent days is greater than 0.00%. Therefore, if the 30-year CMS rate does not exceed the 2-year CMS rate for a prolonged period of time over the life of your securities after the first four interest periods, as measured on the interest determination dates, you will receive no interest during the affected interest periods. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Assuming circumstances where no interest payment is to be made on your securities after the fourth interest period, the present value of your securities as of the original issue date will equal the present value of a bond that pays only the coupons up to and including the fourth interest period, and with the same maturity and principal amount issued by us, in each case discounted using current interest rates and credit spreads based on the discount method used by GS&Co., which may be different from the methods used by others. As of the date

November 2017

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of this prospectus supplement, on the original issue date such present value is  approximately 63.89% of the principal amount of your securities (you should not base any tax characterization of your securities on such present value).

The Amount of Interest Payable on Your Securities After the First Four Interest Periods Will Not Be Affected by the CMS Spread on Any Day Other Than the Interest Determination Date for the Applicable Interest Period

For each interest period after the first four interest periods, the amount of interest payable on each interest payment date is calculated based on the CMS spread on the interest determination date for the applicable interest period. Although the actual CMS spread on an interest payment date or at other times after the first four interest periods may be higher than the CMS spread on the interest determination date, you will not benefit from the CMS spread at any time other than on such interest determination date.

The Amount of Interest Payable On The Securities In Any Quarter Is Capped

For each of the first four interest periods, interest will be paid at a rate of 7.00% per annum (equal to a quarterly interest payment of $17.50 for each $1,000 principal amount of securities). After the first four interest periods, the interest rate will be subject to the maximum interest rate of 7.50% per annum, which will limit the amount of interest you may receive on each interest payment date. Because of the formula used to calculate the interest rate on your securities, if (i) the CMS spread times (ii) 7.50 is greater than or equal to 7.50% per annum, the interest rate after the first four interest periods will be capped at 7.50% per annum (equal to a maximum quarterly interest payment of $18.75 for each $1,000 principal amount of securities). Thus, you will not benefit from any increases in the CMS spread above 1.00%. Furthermore, since the interest rate is determined quarterly, if the interest rate for at least one interest period after the first four interest periods during any year is less than 7.50% per annum, your actual return for such year will be less than 7.50% per annum, even if the interest rate is 7.50% per annum for the remaining interest periods during such year. Thus, the securities may provide less interest income than an investment in a similar instrument.

The Historical Levels of the CMS Spread Are Not an Indication of the Future Levels of the CMS Spread

In the past, the level of the CMS spread has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the CMS spread are not necessarily indicative of future levels. Any historical upward or downward trend in the CMS spread is not an indication that the CMS spread is more or less likely to increase or decrease at any time after the first four interest periods, and you should not take the historical levels of the CMS spread as an indication of its future performance.

Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Securities

It has been reported that the U.K. Financial Conduct Authority and the U.S. Commodity Futures Trading Commission are working together to investigate potential manipulation of ISDAfix. If such manipulation occurred, it may have resulted in this rate or the quarterly difference in such rate being artificially lower (or higher) than it would otherwise have been.  Any changes or reforms affecting the determination or supervision of ISDAfix in light of these investigations, may result in a sudden or prolonged increase or decrease in reported ISDAfix or the quarterly difference in ISDAfix, which could have an adverse impact on the trading market for ISDAfix-benchmarked securities such as your securities, the value of your securities and any payments on your securities.

The CMS Rates Are Based on Hypothetical Interest Rate Swaps Referencing 3-Month USD LIBOR; U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued

The CMS rates represent the fixed rate of interest payable on hypothetical interest rate swaps with a floating leg based on 3-month USD LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (FCA), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR (which includes the 3-month USD LIBOR rate) after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021. It is not possible to predict the effect that this announcement or any such discontinuance or modification will have on the 3-month USD LIBOR rate, the CMS rates or your securities. If the calculation agent determines on the

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determination date that a CMS rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the definition of business day convention, the applicable business days, the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with industry accepted practices for such substitute or successor rate. See “Final Terms” on page S-3.

Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause Such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted

LIBOR and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on your securities.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks”. The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in discretionary valuation by the calculation agent or other consequence in relation to your securities. Any such consequence could have a material adverse effect on the value of and return on your securities.

If You Purchase Your Securities at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The amount you will be paid for your securities on the stated maturity date will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the principal amount of the securities, then the return on your investment in such securities held to the stated maturity date or the date of early redemption will differ from, and may be substantially less than, the return on securities purchased at principal amount. If you purchase your securities at a premium to principal amount and hold them to the stated maturity date or the date of early redemption, the return on your investment in the securities will be lower than it would have been had you purchased the securities at principal amount or a discount to principal amount.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•     the 30-year CMS rate and the 2-year CMS rate;

•     the expected future performance of the CMS spread;

•     the volatility – i.e., the frequency and magnitude of changes – in the level of the CMS spread;

•     economic, financial, regulatory, political, military and other events that affect CMS rates generally;

•     interest rates and yield rates in the market;

•     the time remaining until your securities mature; and

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•     our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities.

You cannot predict the future performance of the CMS spread based on its historical performance. The actual performance of the CMS spread over the life of the offered securities after the first four interest periods, as well as the interest payable on each interest payment date after the first four interest payment dates, may bear little or no relation to the hypothetical levels of the CMS spread or to the hypothetical examples shown elsewhere in this prospectus supplement.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the CMS spread. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the CMS spread, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before any interest determination date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other rate-linked securities whose returns are linked to changes in the level of the CMS spread.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the levels of the CMS spread and therefore the market value of your securities and the amount we will pay on your securities, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your securities, GS&Co. will have discretion in making certain determinations that affect your securities, including determining the CMS spread on any interest determination date in certain circumstances, which we will use to determine the amount, if any, we will pay on any applicable interest payment

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date after the first four interest payment dates. Further, if GS&Co. determines on any interest determination date that a CMS rate has been discontinued, then GS&Co. will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if GS&Co. determines there is an industry-accepted successor rate, then GS&Co. shall use such successor rate. If GS&Co. has determined a substitute or successor rate in accordance with the foregoing, GS&Co. in its sole discretion may determine the definition of business day and the determination date to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with industry accepted practices for such substitute or successor rate. See “Specific Terms of Your Securities” below. The exercise of this discretion by GS&Co. could adversely affect the value of your securities and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

We Are Able to Redeem Your Securities at Our Option

We have the right to redeem your securities, in whole but not in part, at 100% of their outstanding principal amount plus any accrued and unpaid interest up to but excluding the redemption date, on the interest payment date falling on December 5, 2018 and on each interest payment date occurring thereafter, upon at least five business days’ prior notice. Even if we do not exercise our option to redeem your securities, our ability to do so may adversely affect the value of your securities. It is our sole option whether to redeem your securities prior to maturity and we may or may not exercise this option for any reason. Because of this redemption option, the term of your securities could be anywhere between one and fifteen years.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered securities. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the securities subsequent to the date of this prospectus supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Your Securities Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

We intend to treat the securities as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the securities over their term based on the comparable yield for the securities, subject to any positive and negative adjustments based on the actual interest payments on the securities. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange, redemption or maturity of the securities will be taxed as ordinary interest

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income. If you are a secondary purchaser of the securities, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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Specific Terms of Your Securities

We refer to the securities we are offering by this prospectus supplement as the “offered securities” or the “securities”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Securities”, references to “holders” mean those who own securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in securities registered in street name or in securities issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered securities are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered securities are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered securities, including your securities; terms that apply generally to all Series E medium-term notes are described in “Description of Securities We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Final Terms” in this prospectus supplement, the following terms will apply to your securities:

Specified currency:

•     U.S. dollars (“$”)

Form of note:

•     global form only: yes, at DTC

•     non-global form available: no

Denominations:  each note registered in the name of a holder must have a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof

Defeasance applies as follows:

•     full defeasance: no

•     covenant defeasance: no

Other terms:

•     a business day for your securities will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or pricing date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered securities. We may decide to sell additional securities on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your securities in a market-making transaction after the initial issuance and sale of the offered securities, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

November 2017

We describe the terms of your securities in more detail below.

Payment of Principal on Stated Maturity Date

With respect to the offered securities that have not been redeemed, on the stated maturity date we will pay you an amount in cash equal to the outstanding principal amount of your securities.

Stated Maturity Date

The stated maturity date is December 5, 2032, subject to our early redemption right. If the stated maturity date falls on a day that is not a business day, payment of principal otherwise due on such day will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the stated maturity date.

Interest Payments

During the first four interest periods, the interest rate on the securities will be 7.00% per annum. For each interest period thereafter, the interest rate will be based upon the CMS spread on the relevant interest determination date for such interest period and will be a rate per annum equal to:

•     if the CMS spread times 7.50 is greater than or equal to 7.50%, the maximum interest rate;

•                  if the CMS spread times 7.50 is less than 7.50% but greater than 0.00%, the CMS spread times 7.50; or

•     if the CMS spread is equal to or less than 0.00%, 0.00%.

The maximum interest rate is 7.50% per annum. Based on the formula used to calculate the interest rate on your securities, you will therefore not benefit from any increases in the CMS spread above 1.00%. Furthermore, if the CMS spread on the relevant interest determination date for any interest period after the first four interest periods is 0% or less, no interest will be paid for such interest period.

The calculation agent will calculate the amount of interest payable on each interest payment date for the applicable interest period after the first four interest periods in the following manner. For each $1,000 principal amount of your securities and for each interest period, the calculation agent will calculate the amount of interest to be paid by calculating the product of (i) the $1,000 principal amount times (ii) the interest rate times (iii) the applicable day count convention on a 30/360 (ISDA) basis.

Interest, if any, will be paid on your securities on the 5th day of each March, June, September and December, beginning on March 5, 2018, and ending on the stated maturity date. If an interest payment date (other than the interest payment date that falls on the stated maturity date) falls on a day that is not a business day, the payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. If the stated maturity date falls on a day that is not a business day, payment of interest otherwise due on such day will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the stated maturity date.

CMS Rates

In this prospectus supplement, when we refer to the 30-year CMS rate or the 2-year CMS rate on an interest determination date, we mean the rate appearing on the Reuters screen ICESWAP1 page for 30-year or 2-year index maturity, as the case may be, as of approximately 11:00 A.M., New York City time, on such interest determination date.

If the calculation agent determines on any interest determination date that a CMS rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the definition of business day convention, the applicable business days, the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with industry accepted practices for such substitute or successor rate.

Unless the calculation agent uses a substitute or successor rate as so provided, if the CMS rate cannot be determined in the manner described above, then:

•     The applicable CMS rate for the relevant interest determination date will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 A.M., New York City time, on that interest determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to 30 years or 2 years, as the case may be, commencing on the relevant interest determination date, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to the index rate that is then used in the calculation of the CMS rate with a designated maturity of three months. The calculation agent will select the five swap dealers in its sole discretion and will request the principal New York City office of each of those dealers to provide a quotation of its rate.

•     If at least three quotations are provided, the CMS rate for that interest determination date will be the arithmetic mean of the quotations described above, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•     If fewer than three quotations are provided, the calculation agent will determine the CMS rate for that interest determination date in its sole discretion.

Day Count Convention

As further described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Rates and Interest” in the accompanying prospectus, for each interest period, 30/360 (ISDA) means the number of days in such interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 –D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

CMS Spread

For any interest determination date, the CMS spread is the 30-year CMS rate minus the 2-year CMS rate.

Interest Determination Dates

For each interest period after the first four interest periods, the second U.S. Government securities business day preceding such interest period.

Manner of Payment

Any payment on your securities at maturity or upon redemption will be made to an account designated by the holder of your securities and approved by us, or at the office of the trustee in New York City, but only when your securities are surrendered to the trustee at that office. We may pay interest on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your securities, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the CMS spread, the 30-year CMS rate, the 2-year CMS rate, the interest determination dates, the regular record dates, the interest payable, if any, on each interest payment date, U.S. Government securities business days, business days, postponement of the stated maturity date and the amount payable on your securities at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your securities at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Our Early Redemption Right

We may redeem your securities, at our option, in whole but not in part, on the interest payment date that will fall on December 5, 2018 and on each interest payment date occurring thereafter, for an amount equal to 100% of the principal amount plus any accrued and unpaid interest to, but excluding, the redemption date.

If we choose to exercise our early redemption right described in this prospectus supplement, we will notify the holder of your securities and the trustee by giving at least five business days’ prior notice. The day we give the notice, which will be a business day, will be the redemption notice date and the immediately following interest payment date, which we will state in the redemption notice, will be the redemption date. We will not give a redemption notice that results in a redemption date later than the stated maturity date.

If we give the holder a redemption notice, we will redeem the entire outstanding principal amount of your securities as follows. On the redemption date, we will pay to the holder of record on the business day immediately preceding the redemption date, the redemption price in cash, together with any accrued and unpaid interest to, but excluding, the redemption date, in the manner described under “Manner of Payment” above.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your securities, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 21 in the accompanying prospectus.

U.S. Government securities business day

When we refer to a U.S. Government securities business day with respect to your securities, we mean any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

Use of Proceeds

We will lend the net proceeds from the sale of the offered securities to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered securities as described below.

Hedging

In anticipation of the sale of the offered securities, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the CMS rates on or before the pricing date. In addition, from time to time after we issue the offered securities, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into, in connection with the offered securities and perhaps in connection with other securities we issue, some of which may have returns linked to CMS rates. Consequently, with regard to your securities, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to CMS rates,

•                  may take short positions in securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•                  may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may acquire a long or short position in securities similar to your securities from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered securities and perhaps relating to other securities with returns linked to the CMS spread.

The hedging activity discussed above may adversely affect the market value of your securities from time to time and the amount we will pay on your securities at maturity. See “Additional Risk Factors Specific to Your Securities” above for a discussion of these adverse effects.

Historical CMS Spreads

The graph set forth below illustrates the historical CMS spreads from November 30, 2007 through November 30, 2017. We obtained the CMS spreads shown in the graph from Reuters, without independent verification.

The historical CMS spreads reflected in the graph set forth below are based on actual CMS rate movements during the time period. We cannot assure you, however, that this performance will be replicated in the future or that the historical CMS spreads will serve as a reliable indicator of future performance. The CMS spread has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the CMS spread during the period shown below is not an indication that the CMS spread is more or less likely to increase or decrease at any time after the first four interest periods. See “Risk Factors Specific to Your Securities — The CMS Rates Are Based on Hypothetical Interest Rate Swaps Referencing 3-Month USD LIBOR; U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued”, “Risk Factors Specific to Your Securities —Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Securities” and “Risk Factors Specific to Your Securities — Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted” for more information relating to the 30-year CMS rate and the 2-year CMS rate.

You should not take the historical CMS spreads provided below as an indication of the future CMS spreads. We cannot give you any assurance that the future CMS spreads will result in you receiving any interest payments after the first four interest periods and, if you do receive any such interest payments, that such payment will be greater than the interest payments you would have received if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Neither we nor any of our affiliates make any representation to you as to the CMS spread.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your securities as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•     a dealer in securities or currencies;

•     a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•     a bank;

•     a regulated investment company;

•     a life insurance company;

•     a tax-exempt organization;

•     a partnership;

•     a person that owns the securities as a hedge or that is hedged against interest rate risks;

•     a person that owns the securities as part of a straddle or conversion transaction for tax purposes; or

•     a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of securities and you are:

•     a citizen or resident of the United States;

•     a domestic corporation;

•     an estate whose income is subject to United States federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Tax Treatment. The tax treatment of your securities is uncertain.  The tax treatment of your securities will depend upon whether the securities are properly treated as variable rate debt instruments or contingent payment debt instruments. This in turn depends, in part, upon whether (a) either (i) the initial fixed interest rate and the floating interest rate have values on the issue date of the securities that do not differ by more than 0.25 percentage points, or (ii) the value of the floating interest rate is intended to approximate the initial fixed rate and (b) it is reasonably expected that the return on the securities during the first half of the securities’ term will be significantly greater or less than the return on the securities during the second half of the securities’ term.  We intend to take the position that neither (i) the initial fixed interest rate and the floating interest rate will have values on the issue date of the securities that do not differ by more than 0.25 percentage points, nor (ii) the value of the floating interest rate is intended to approximate the initial fixed rate. We accordingly intend to treat your securities as contingent payment debt instruments for U.S. federal income tax purposes.

Except as otherwise noted below under “Alternative Treatments”, the discussion below assumes that the securities will be treated as contingent payment debt instruments for tax purposes.

Under the rules governing contingent payment debt instruments, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your securities and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with terms and conditions similar to your securities (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. Under these rules, you will only accrue interest based on the comparable yield. You will not have to separately include the amount of interest that you receive, except to the extent of any positive or negative adjustments discussed below.

It is not entirely clear how, under the rules governing contingent payment debt instruments, the maturity date for debt instruments (such as your securities) that provide for an early redemption right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your securities (and we have made the computation in such a manner) based on the assumption that your securities will remain outstanding until the stated maturity date.

We have determined that the comparable yield for the securities is equal to 3.744% per annum, compounded quarterly. Based on this comparable yield, if you are an initial holder that holds a security until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the securities, from the security each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 security)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 security) as of End of Accrual Period
December 5,2017 through December 31, 2017	$2.60	$2.60
January 1, 2018 through December 31, 2018	$36.89	$39.49
January 1, 2019 through December 31, 2019	$36.37	$75.86
January 1, 2020 through December 31, 2020	$36.69	$112.55
January 1, 2021 through December 31, 2021	$36.91	$149.46
January 1, 2022 through December 31, 2022	$37.07	$186.53
January 1, 2023 through December 31, 2023	$37.18	$223.71
January 1, 2024 through December 31, 2024	$37.26	$260.97
January 1, 2025 through December 31, 2025	$37.37	$298.34
January 1, 2026 through December 31, 2026	$37.43	$335.77
January 1, 2027 through December 31, 2027	$37.51	$373.28
January 1, 2028 through December 31, 2028	$37.56	$410.84
January 1, 2029 through December 31, 2029	$37.59	$448.43
January 1, 2030 through December 31, 2030	$37.57	$486.00
January 1, 2031 through December 31, 2031	$37.53	$523.53
January 1, 2032 through December 5, 2032	$34.87	$558.40

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In addition, we have determined the projected payments for your securities are as follows:

Taxable Year:	Payment on March 5	Payment on June 5	Payment on September 5	Payment on December 5
2018	$17.50	$17.50	$17.50	$17.50
2019	$6.53	$6.57	$6.69	$6.86
2020	$7.06	$7.29	$7.50	$7.69
2021	$7.85	$7.99	$8.14	$8.25
2022	$8.35	$8.40	$8.48	$8.54
2023	$8.55	$8.59	$8.63	$8.66
2024	$8.69	$8.73	$8.75	$8.75
2025	$8.75	$8.77	$8.80	$8.84
2026	$8.87	$8.87	$8.91	$8.93
2027	$8.95	$8.97	$8.98	$8.99
2028	$8.99	$9.08	$9.14	$9.20
2029	$9.26	$9.32	$9.38	$9.45
2030	$9.50	$9.52	$9.57	$9.62
2031	$9.67	$9.70	$9.73	$9.76
2032	$9.78	$9.83	$9.84	$1,009.86

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your securities, and we make no representation regarding the amount of interest payments with respect to your securities.

If, during any taxable year, the actual payments with respect to the securities exceed the projected payments for that taxable year, you will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in that taxable year.

If, during any taxable year, the actual payments with respect to the securities are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the securities for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the securities during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the securities or to reduce the amount realized on a sale, exchange, redemption or maturity of the securities. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your securities, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

Furthermore, it is possible that any Form 1099-OID you receive in respect of the securities may not take net negative or positive adjustments into account and therefore may overstate or understate your interest inclusions. You should consult your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

If you purchase your securities at a price other than their adjusted issue price as determined for tax purposes, you must determine the extent to which the difference between the price you paid for your securities and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. If the adjusted issue price of your securities is greater than the price you paid for your securities, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon sale, exchange, redemption or maturity, by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your securities is less than the price you paid for your securities, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon sale, exchange, redemption or

November 2017

maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

The adjusted issue price of your securities will equal your securities’ original issue price plus any interest deemed to be accrued on your securities (under the rules governing contingent payment debt instruments) as of the time you purchase your securities, decreased by the amount of the fixed interest payments and the projected amount of any contingent payment previously made with respect to the securities. The original issue price of your securities is equal to the first price at which a substantial amount of the securities is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of securities at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize income or loss upon the sale, exchange, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities will equal the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities (in accordance with the comparable yield for your securities), decreased by the amount of the fixed interest payments and the projected amount of any contingent payment previously made to you with respect to your securities and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your securities at a price other than the adjusted issue price determined for tax purposes.

Any income you recognize upon the sale, exchange, redemption or maturity of your securities will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, capital loss. If you are a non-corporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Alternative Treatments. It is possible that the IRS could successfully assert that the securities should be treated as variable rate debt instruments for U.S. federal income tax purposes. If the securities are so treated, you will be subject to tax on interest payments, if any, as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes and any gain or loss you recognize upon the sale, exchange, redemption or maturity of your securities will be capital gain or loss. Please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Variable Rate Debt Securities” in the accompanying prospectus for a detailed description of the tax consequences of owning a variable rate debt instrument.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the securities and are, for United States federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the securities.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

November 2017

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the securities made before January 1, 2019.

In addition, your securities may also be subject to other U.S. withholding tax as described in “United States Taxation” in the accompanying prospectus.

November 2017

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the securities are acquired by or on behalf of a Plan unless those securities are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the securities, (b) none of the purchase, holding or disposition of the securities or the exercise of any rights related to the securities will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the securities, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan), and propose to invest in the securities, you should consult your legal counsel.

November 2017

Supplemental Plan of Distribution

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this prospectus supplement. Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $25.00 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each security as a structuring fee. GS&Co. will receive an underwriting discount of $5.50 for each security.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the securities against payment therefor in New York, New York on December 5, 2017, which is the third scheduled business day following the date of this prospectus supplement and of the pricing of the securities. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required, by virtue of the fact that the securities will initially settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of the securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

November 2017

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

The securities may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The securities are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of

November 2017

Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the securities by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement supplement and accompanying prospectus and prospectus supplement or by subscribing to the securities, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the securities.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

November 2017

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such securities have been authenticated by the trustee pursuant to the indenture, and such securities and the guarantee have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

November 2017

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$4,025,000

GS Finance Corp.

Callable Quarterly CMS Spread-Linked Securities due December 5, 2032

Goldman Sachs & Co. LLC